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Contacts: Bryan A. Binyon, V. P. and Treasurer
(812) 468-5195
Robert A. Cole, S.V.P. and CFO
(812) 468-5601

          AMERICAN GENERAL FINANCE CORPORATION
            REPORTS STRONG PERFORMANCE FOR
              THE SECOND QUARTER OF 1999

Highlights for the quarter:
 - Growth in receivables
 - Improvement in charge-off
 - 22% increase in earnings

EVANSVILLE, IN, JULY 28, 1999 - American General Finance
Corporation reports second quarter 1999 net income of $57 million, representing a 22% increase over the same quarter of 1998. The strong performance is attributed to asset growth, expense control and credit quality improvement.

Finance receivables grew by $150 million during the quarter to total $9.8 billion. At June 30, 1999, the portfolio was comprised of 63% real estate loans, 25% non-real estate loans and 12% retail sales finance receivables.

The total portfolio charge-off ratio continued to improve.
For the current quarter, the ratio was 1.96% compared to 2.63% for second quarter 1998 and 2.14% for first quarter
1999. For first half 1999, the ratio was 2.05%, significantly improving on the 2.67% for the first 6 months of the prior year. At June 30, the 60-day plus delinquency ratio improved to 3.56% from 3.68% at March 31, 1999, and was up slightly from 3.45% at mid-year 1998. The allowance for finance receivable losses at period end remained strong at 3.85% of net finance receivables.

Management is pleased with American General Finance's
results through the first half of 1999. The company expects
to continue growth with quality receivables while
controlling operating expenses. With a strong branch
network of well-trained individuals and advanced credit
risk management systems, the company anticipates the solid
performance to continue for the second half of 1999.
___________________________________________________________

American General Finance Corporation and its subsidiaries are engaged in the consumer finance and credit insurance business. The company, headquartered in Evansville, Indiana, has assets of $11 billion and operates 1,298 offices in 40 states, Puerto Rico, and the U.S. Virgin Islands. Products and services are provided to more than 2 million American families. The company offers direct consumer and home equity loans, retail sales financing, and other credit-related products.

All statements, trend analyses, and other information contained in this report and elsewhere (such as other filings by the company with the Securities and Exchange
Commission, press releases, presentations by management of the company, or oral statements) relative to trends in the company's operations or financial results, as well as other statements including words such as "anticipate," "believe,"
"plan," "estimate," "expect," "intend," and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.
Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects upon the company.
There can be no assurance that future developments affecting the company will be those anticipated by management. Actual results may differ materially from those included in the forward-looking statements.

These forward-looking statements involve risks and uncertainties including, but not limited to, the following:
(1) changes in general economic conditions, including the performance of financial markets, interest rates, and the level of personal bankruptcies; (2) competitive, regulatory, or tax changes that affect the cost of, or demand for, the company's products; (3) the company's ability or the ability of third parties to achieve and maintain Year 2000 readiness for critical systems and operations; and (4) adverse litigation results or resolution of litigation. Readers are also directed to other risks and uncertainties discussed in other documents filed by the company with the Securities and Exchange
Commission. The company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments, or otherwise.

American General Finance Corporation
FINANCIAL HIGHLIGHTS:
(Dollars in Millions, Annualized Percentages)

                   For the Three Months  For the Six Months
                       Ended June 30       Ended June 30
                     -----------------    -----------------
                       1999     1998        1999     1998
                     --------  -------    --------  -------

Total Revenues          $421     $393       $840     $779

Interest Expense         137      122        272      241
Operating Expenses       128      124        258      247
Provision for Finance
  Receivable Losses       47       50         98       98
Insurance Losses and
  Loss Adjustments        19       22         39       44
                      --------  -------    -------  -------

Total Expenses           331      318        667      630

Income Before Provision
  for Income Tax          90       75        173      149
Provision for Income
  Tax                     33       28         63       56
                      --------  -------    -------  -------

Net Income              $ 57     $ 47       $110     $ 93
                      ========  =======    =======  =======

Finance Charge Yield    14.42%   16.11%     14.61%   16.29%
Charge-off Ratio         1.96%    2.63%      2.05%    2.67%
                      --------  --------   -------  -------
Risk Adjusted Yield     12.46%   13.48%     12.56%   13.62%

Operating Expenses as
  a % of Average Net
  Receivables            5.27%    6.17%      5.36%    6.22%

Return on Assets         2.03%    1.96%      1.96%    1.97%
Return on Equity        14.06%   13.27%     13.46%   13.23%

Charge-off Ratios
-----------------
Real Estate Loans        0.57%    0.70%      0.52%    0.68%
Non-Real Estate Loans    5.09%    5.66%      5.34%    5.71%
Retail Sales Finance     2.56%    3.24%      2.76%    3.34%
                        -------  -------    -------   -----

Total Finance
Receivables              1.96%    2.63%      2.05%    2.67%


AT:                           6/30/99         6/30/98
                             ---------       ---------

Total Assets                  $11,366          $9,956

Net Finance Receivables
-----------------------
Real Estate Loans               6,116           4,649
Non-Real Estate Loans           2,449           2,516
Retail Sales Finance            1,208           1,273
                             ---------       ---------
Total Finance Receivables     $ 9,773          $8,438

Allowance for Finance
 Receivable Losses
---------------------
Balance at End of Period         $376            $356
As a Percentage of Net
  Finance Receivables           3.85%           4.21%

60-Day+ Delinquency Ratios
--------------------------
Real Estate Loans               3.25%           2.75%
Non-Real Estate Loans           5.08%           5.29%
Retail Sales Finance            1.87%           2.15%
                             ---------       ---------
Total Finance Receivables       3.56%           3.45%